Exhibit 99.1

NTL INCORPORATED

NTL ANNOUNCES INTENTION TO REFINANCE (POUND)1.8 BILLION BRIDGE LOAN WITH FAVORABLE FINANCING STRUCTURE

APPROXIMATE (POUND)30 TO (POUND)35 MILLION IN ANNUAL SAVINGS
EFFICIENT STRUCTURE FOR DELEVERAGING THE COMPANY

Hook, United Kingdom - 23 May 2006 - NTL Incorporated (NASDAQ-NTLI) today announced its intention to refinance its (pound)1.8 billion bridge facility with an alternative financING structure involving new indebtedness of its UK group. The bridge facility was incurred in connection with NTL's reverse acquisition of Telewest, which closed on 3 March 2006. NTL anticipates that the bridge facility will be refinanced through an additional tranche of senior debt of its subsidiary, NTL Investment Holdings Limited, and a bond offering by its subsidiary, NTL Cable plc. The new bonds would rank on a pari passu basis with NTL's existing bond indebtedness. NTL expects this refinancing to take place within the next thirty to sixty days.

NTL estimates that the alternative financing structure will permit it to reduce its annual financing cost by (pound)30 million to (pound)35 million per year. More importantlY, the resulting capital structure will facilitate an efficient future deleveraging of the company at a U.K. group level.

NTL had been seeking an Internal Revenue Service, or IRS, ruling to confirm that the group internal restructuring associated with the transaction does not give rise to U.S. federal income tax. After several meetings between representatives of the IRS and NTL's tax advisers, NTL has determined to proceed to implement this internal restructuring on the basis of advice from its tax advisers and has withdrawn its ruling request. The tax advisers have indicated to NTL that the transaction should not give rise to U.S. federal income tax. While NTL believes that the IRS should agree with the analysis and conclusions of its tax advisers, if the IRS were to disagree, and, if litigated, NTL's position were not sustained in court, NTL could potentially be subject to tax of 0% up to 35% of the amount so refinanced, plus interest, based on treating the transaction as giving rise to a deemed distribution. Such tax would depend upon the earnings and profits and tax basis of the companies involved in the restructuring. However, NTL believes that the likelihood of a highly adverse result is low and, in the event that NTL's views were challenged, it would defend its position vigorously. NTL does not anticipate showing a contingency reserve on its financial statements in respect of this matter. This decision only affects the taxation of NTL Incorporated, and in no event will the transaction be taxable to NTL's existing or future debt holders or stockholders.

Contacts

INVESTOR RELATIONS

Vani Bassi: +44 (0) 20 7299 5353/ vani.bassi@ntl.com

MEDIA (BUCHANAN)

Richard Oldworth or Jeremy Garcia +44 (0) 20 7466 5000

About ntl Incorporated (NASDAQ: NTLI)

*       On 3 March 2006 ntl Incorporated completed a merger with
Telewest Global, Inc. creating the UK's largest provider of residential broadband and the UK's leading provider of triple play services. The company operates under the name of ntl Incorporated.

* ntl offers a wide range of communications and entertainment services to more than 5 million residential customers. ntl's networks can service more than 12 million homes - 50% of UK households - and 85% of UK businesses.

* ntl's content division, Flextech Television provides television channels for the UK multichannel TV market and owns transactional channels price-drop TV, bid tv, speed auction tv and screenshop.
Flextech owns 6 entertainment channels - LIVINGtv, LIVINGtv 2, Bravo, Challenge, Trouble, Ftn (plus their time shifted variants) and is a 50% partner in UKTV which consists of ten channels including UKTV Gold, UKTV Drama and UKTV History. Together Flextech and UKTV are the largest supplier of basic channels to the UK pay-TV market.

* Further information about ntl and its products can be found at www.ntl.com, www.telewest.co.uk or www.flextech.co.uk

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Various statements contained in this announcement constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors include: (1) the failure to obtain and retain expected synergies from the merger with Telewest and the proposed transaction with Virgin Mobile; (2) rates of success in executing, managing and integrating key acquisitions, including the merger with Telewest and the proposed transaction with Virgin Mobile; (3) the ability to achieve business plans for the combined company; (4) the ability to manage and maintain key customer relationships; (5) the ability to fund debt service obligations through operating cash flow; (6) the ability to obtain additional financing in the future and react to competitive and technological changes; (7) the ability to comply with restrictive covenants in NTL's indebtedness agreements; (8) the ability to control customer churn; (9) the ability to compete with a range of other communications and content providers; (10) the effect of technological changes on NTL's businesses; (11) the functionality or market acceptance of new products that NTL may introduce;
(12) possible losses in revenues due to systems failures; (13) the ability to maintain and upgrade NTL's networks in a cost-effective and timely manner; (14) the reliance on single-source suppliers for some equipment and software; (15) the ability to provide attractive programming at a reasonable cost; and (16) the extent to which NTL's future earnings will be sufficient to cover its fixed charges.

These and other factors are discussed in more detail under "Risk Factors" and elsewhere in NTL's Form 10-K and NTL Holdings Inc.'s Form 10-K that were filed with the SEC on February 28, 2006 and March 1, 2006, respectively. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.